UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 16, 2015

Code Rebel Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-37377	46-4825060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Ho’okele Street, Suite 102, Kahului, HI	96732
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (808) 871-6496

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K
Code Rebel Corporation (the “Company”)
June 16, 2015

Item 8.01.	Other Events.

On May 19, 2015, the Company completed the first closing of its initial public offering by selling 1,000,983 shares of common stock at $5.00 per share on a best-efforts underwriting basis.  On June 16, 2015, the Company determined to discontinue the initial public offering in view of the significantly higher level of trading prices of the Company’s shares since the first closing.

The Company currently has a total of 12,682,714 outstanding shares of common stock.  As required by the terms of the Underwriting Agreement for the offering, the Company’s executive officers, directors and holders of 5% or more of the Company’s shares entered into 180-day lock-up agreements with Burnham Securities Inc., the lead manager of the offering, restricting the sale of their shares.  A total of 3,300,000 shares of the Company’s common stock are subject to the lock-up agreements.  No other Company shares have a lock-up restriction.

Arben Kryeziu, the Company’s Chairman and Chief Executive Officer (owning 1,800,000 shares of the Company’s common stock, representing approximately 14.2% of the outstanding shares), and Volodymyr Bykov, the Company’s Vice President, Chief Technology Officer and director (owning 1,500,000 shares of the Company’s common stock, representing approximately 11.8% of the outstanding shares) are the Company’s only executive officers and directors owning outstanding shares of the Company’s common stock and the only holders of 5% or more of the Company’s shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2015	CODE REBEL CORPORATION

	By:	/s/ Arben Kryeziu
		Name:	Arben Kryeziu
		Title:	Chairman and Chief Executive Officer